Exhibit 4(z)
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:
1.	Name of Statutory Trust: Safety First Trust Series 2006-10

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

Section 1 to read: “The name of the statutory trust originally named Safety First Trust Series 2006-10 is hereby changed to SAFETY FIRST TRUST SERIES 2008-5.”

[set forth amendment(s)]
3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date). This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 3rd day of October, 2008 A.D.

By:	/s/ Geoffrey S. Richards
Trustee

Name:	Geoffrey S. Richards
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